Exhibit 99.1

Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, WI 53223

414-362-3868

Douglas Dynamics Announces Expected Transition
of Jim Janik to non-Executive Chairman of the Board

Jim Janik to retire as Executive Chairman at the annual meeting of shareholders;

Board of Directors expects to appoint him as non-executive Chairman if re-elected

February 20, 2020 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced that James L. Janik (Jim) has announced his intention to retire as Executive Chairman of the Board of Directors immediately following the Company’s annual meeting of shareholders. The Board of Directors intends to appoint Mr. Janik as non-executive Chairman if he is re-elected as a Director by the shareholders at the same annual meeting.

Mr. Janik has served as Executive Chairman of the Company since January 1, 2019. Prior to that, Mr. Janik had spent 26 years with the Company, serving as President and Chief Executive Officer and a Director of the Company from 2000 to 2019.

“Jim Janik and Bob McCormick planned and completed an excellent leadership transition over the past two years and, on behalf of the Board, we want to thank Jim for his dedication to the Company as Executive Chairman,” said James D. Staley, Lead Independent Director. “With this process complete, we agree with him that this is the right time for him to transition to a non-executive role. We anticipate and look forward to having Jim assume the role of Non-Executive Chairman, so that we can continue to benefit from his sound judgment and wealth of experience going forward.”

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

CONTACT

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com